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                                                                     EXHIBIT 2.3

                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made this 31st day of August, 1998, between STANDBY SERVICES, INC., a Texas corporation (the "Company"), and TOM T. CUNNINGHAM ("the Employee").

     WHEREAS, Westower Corporation, a Washington corporation ("Westower") is acquiring from the Employee all of the outstanding shares of the Company by which the Employee has previously been employed, pursuant to a Share Exchange Agreement dated as of August 31, 1998 (the "Share Exchange Agreement"); and

     WHEREAS, Westower and the Company desire that the Company continue employing the Employee and the Employee desires to accept such employment by the Company effective on the Closing Date under the Share Exchange Agreement (the "Closing Date") subject to the terms and conditions contained herein; and

     WHEREAS, in serving as an employee of the Company, the Employee will be in a position in which the Employee will participate in the use and development of confidential proprietary information about the Company and its affiliates (which term shall include Westower and its other subsidiaries) as to which the Company desires to protect fully its rights;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the promises and the mutual covenants and agreements herein set forth, the parties agree as follows:

     1.   Employment.  As of the Closing Date, the Company hereby employs the
          ----------
Employee as its President and Chief Executive Officer, and the Employee accepts such employment, subject to the terms and conditions set forth herein. The Employee shall perform all duties and services regularly incident to the position of President and Chief Executive Officer of the Company, and the Employee shall perform such other duties and services as may be prescribed by the Board of Directors of the Company from time to time; provided, however, that
(a) the Employee's duties will not require him to relocate his residence from Houston, Texas, and (b) the duties and services the Employee will be asked to provide will be at minimum of the nature of his position as the Chief Executive Officer of the Company with added responsibilities for Westower. In addition, the Employee will faithfully serve on the Board of Directors of the Company until his death, resignation or removal from the Board. During his employment hereunder, the Employee shall devote his best efforts and attention, on a full-time basis, to the performance of the duties required of him as an employee of the Company. The Employee further agrees to serve without additional compensation in such executive positions with Westower as the Board of Directors of Westower may designate and to fulfill the responsibilities incident to such positions.
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     2.   Compensation.  As compensation for services rendered by the Employee
          ------------
hereunder, the Employee shall receive:

          (a) An annual salary of $150,000.00, or such higher salary as shall be determined by the Board of Directors at the Employee's annual evaluation and compensation review;

          (b) Insurance and other benefits equivalent to the benefits provided other employees of the Company;

          (c)  Four weeks of paid vacation;

          (d) Participation in the Company's retirement plan as such plan may be amended or modified by the Company from time to time;

          (e) Reimbursement for all reasonable expenses incurred by the Employee in the performance of his duties under this Agreement, provided that the Employee submits verification of such expenses in accordance with the policies of the Company;

          (f) Participation in any compensation incentive program of the Company, if any, as such program may be amended or modified by the Company from time to time; and

          (g) The Employee's reasonable automobile cost and professional membership dues.

     Prior to the end of each calendar year of this Agreement, the Company may review with the Employee his compensation hereunder. Any increase in salary or changes in fringe benefits agreed upon by the Employee and the Company at such annual review shall become effective the following January 1 unless otherwise agreed to by the Company and the Employee.

     3.   Confidential Information and Trade Secrets.
          ------------------------------------------

          (a) The Employee recognizes that the Employee's position with the Company requires considerable responsibility and trust, and, in reliance on the Employee's loyalty, the Company may entrust the Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information of the Company and its affiliates.

          (b) For purposes of this Agreement, a "Trade Secret" is any scientific or technical information, design, process, procedure, formula or improvement of the Company or any of its affiliates that is valuable and not generally known to competitors of the Company and its affiliates. "Confidential Information" is any data or information, other than Trade Secrets, of the Company or any of its affiliates that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the strategic and business plans, business prospects, training manuals,

                                       2
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product development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements and such similar information relating to subsidiaries and affiliates of the Company. The terms "Trade Secret" and "Confidential Information" shall not apply to information which is (i) already in the Employee's possession (unless such information was obtained by the Employee from the Company or its affiliates or was obtained by the Employee in the course of the Employee's employment by the Company or its affiliates), (ii) received by the Employee from a third party with no restriction on disclosure, (iii) becomes generally available to the public through no wrongful act on the part of the Employee, or (iv) required to be disclosed by any applicable law.

          (c) Except as required to perform the Employee's duties as an employee, the Employee will not use or disclose any Trade Secrets or Confidential Information during his employment, at any time after termination of his employment and prior to such time as they cease to be Trade Secrets or Confidential Information through no act of the Employee in violation of this Paragraph 3.

          (d) Upon the request of the Company and, in any event, upon the termination of employment hereunder, the Employee will surrender to the Company all memoranda, notes, records, drawings, manuals or other documents (including all copies thereof) pertaining to the Company's business, the Employee's employment or the business of the Company or its affiliates. The Employee will also leave with the Company all materials involving any Trade Secrets or Confidential Information. All such information and materials, whether or not made or developed by the Employee, shall be the sole and exclusive property of the Company or its affiliates, and the Employee hereby assigns to the Company all of the Employee's right, title and interest in and to any and all of such information and materials.

     4.   Covenant Not to Compete.
          -----------------------

          (a) The Employee hereby covenants and agrees with the Company that during the period which is the longer of (i) three years, (ii) the term of his employment with the Company, or (iii) 18 months after the termination of his employment, for any reason, with or without cause, the Employee will not, except as expressly permitted hereunder, directly or indirectly (1) operate, develop or own any interest other than the ownership of less than five percent of the equity securities of a publicly traded company, in any business which has significant activities (viewed in relation to the business of the Company or its affiliates), or has announced intentions to focus significant resources, relating to any business in which the Company or its affiliates is currently engaged and the business of building, owning, managing, leasing or operating towers for wireless carriers or other similar entities (a "Business"); (2) compete with the Company or its affiliates in the operation or development of any Business within North America (Canada, Mexico, and the United States of America); (3) be employed by any business which owns, manages, or operates a Business; (4) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company or its affiliates, and any customer, client, supplier

                                       3
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or employee of the Company or its affiliates; or (5) solicit any employee of the
Company or its affiliates to leave their employment with the Company or its subsidiaries or affiliates, as the case may be, or hire any such employee to work for a Business. The Employee shall not be entitled to circumvent the provisions of this Paragraph 4 by entering into a relationship with a Business as a consultant, director, advisor, or otherwise, which has the effect of competing with the Company, its affiliates or subsidiaries.

          (b) If a judicial determination is made that any of the provisions of this Paragraph 4 constitutes an unreasonable or otherwise unenforceable restriction against the Employee, the provisions of this Paragraph 4 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the territory or prohibited business activity from the coverage of this Paragraph 4 and to apply the provisions of this Paragraph 4 to the remaining portion of the territory or the remaining business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this Paragraph 4 are determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the Employee. The time period during which the prohibitions set forth in this Paragraph 4 shall apply shall be tolled and suspended as to the Employee for a period equal to the aggregate quantity of time during which the Employee violates such prohibitions in any respect.

     5.   Specific Enforcement.  The Employee specifically acknowledges and
          --------------------
agrees that the restrictions set forth in Paragraphs 3 and 4 hereof are reasonable and necessary to protect the legitimate interest of the Company and its affiliates and that the Company would not have employed the Employee in the absence of such restrictions. The Employee further acknowledges and agrees that any violation of the provisions of Paragraphs 3 or 4 hereof will result in irreparable injury to the Company or its affiliates, that the remedy at law for any violation or threatened violation of such paragraphs will be inadequate and that in the event of any such breach, the Company or its affiliates, in addition to any other remedies or damages available at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages.

     6.   Stock Options, Etc.
          -------------------

          (a) Subject to approval of the applicable committee of Westower's Board of Directors, Employee shall be entitled to an option to purchase 12,800 shares of Westower's common stock (the "Westower Shares") pursuant to the Westower Corporation 1998 Stock Incentive Compensation Plan (the "Plan").

          (b) The Company will do what is reasonably necessary for the Employee to designate employees (including the Employee) of the Company to receive the following compensation:

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               (i)   For each of the three fiscal years ending after the Closing
Date, a bonus pool equal to 10 percent of the net pre-tax earnings (if any) of the Company in such year, with net pre-tax earnings of the Company measured allocating the Employee's compensation hereunder as a cost of the Company and measured according to generally accepted accounting principles, consistently applied, as reflected in the financial statements for the Company, without any allocation to the Company for overhead of Westower and its subsidiaries other than the Company. This obligation of the Company will survive the termination of this Agreement, but the distributions made after the effective date of any such termination will be made by the successor chief executive officer of the Company.

               (ii) Employee shall have the right to recommend to the committee of Westower's Board of Directors that administers Westower's stock option plan the identities of employees to receive options pursuant to the Plan and the number of shares to be subject to the options for each such employee, such options to be effective and priced on the date of grant; provided, however, that the total number of options granted pursuant to the terms of this provision will in no event confer on such Company employees any rights to purchase an aggregate of more than 80,000 shares of Westower common stock.

          (c) Subject to approval of the committee, all options granted under this paragraph will be exercisable within 10 years and become vested according to the following schedule: on the first anniversary of date of grant, 33 percent of the total shares granted; on the second anniversary of the date of grant; 33 percent of the total shares granted; and on the third anniversary of the date of grant, the remaining 34 percent of the total shares granted.

          (d) Subject to the approval of the committee, all options granted hereunder or in connection with the Employee's employment hereunder shall constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent permitted under the Code and applicable rulings and regulations, or, in the Employee's discretion, nonqualified stock options.

     7.   Term.  This Agreement shall be effective as of the Closing Date and
          ----
shall continue for a term of three years from the Closing Date unless terminated by either party in the manner set forth herein. This Agreement shall be automatically renewed for successive one year terms unless written notice of termination is given by either party at least 90 days prior to the end of then current term.

     8.   Termination Upon Death or Disability of the Employee.  In the event
          ----------------------------------------------------
the Employee dies during the term of this Agreement, or the Employee is disabled and unable to perform his duties in any material respect for a period of six months, this Agreement shall immediately terminate and neither the Employee nor the Company shall have any further obligations hereunder, except that the Company shall continue to be obligated under Paragraph 2 hereof for any unpaid salary, accrued benefits or unreimbursed expenses owed to the Employee or his estate that have accrued but not been paid as of the Termination Date.

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     9.   Termination by the Employee.  The Employee may at any time terminate
          ---------------------------
his employment by giving the Company 60 days prior written notice of his intent to terminate the Agreement, unless the termination is because of Changed Circumstances as set forth in Paragraph 11. At the Termination Date, the Company shall have no further obligation to the Employee and the Employee shall have no further rights or obligations hereunder, except as set forth in Paragraphs 3 and 4 above, and except for the Company's obligation under Paragraph 2 hereof for unpaid salary, accrued benefits or unreimbursed expenses that have accrued but have not been paid as of the Termination Date, unless termination is because of Changed Circumstances, as set forth in Paragraph 11.

     10.  Termination for Cause.  The Company shall have the right at any time
          ---------------------
to terminate the Employee's employment immediately for cause, which shall include any of the following reasons: the Employee's violation of the provisions of Paragraphs 3 or 4 of this Agreement, gross neglect of duty, conviction under a state or federal law involving commission of a crime against the Company or any of its affiliates or a felony, willful failure or refusal to carry out lawful duties or directions of the Board of Directors of the Company reasonably consistent with such duties, or the willful engaging by the Employee in gross misconduct materially injurious to the Company of its affiliates.

     The Employee's obligations under Paragraphs 3 and 4 hereof shall survive the termination of the Agreement pursuant to this Paragraph 10. In the event the Employee's employment hereunder is terminated in accordance with this paragraph, the Company shall have no further obligation to make any payments to the Employee hereunder except for unpaid salary, accrued benefits or unreimbursed expenses that have accrued but have not been paid as of the Termination Date.

     Notwithstanding the foregoing, any termination of the Employee shall not be considered a termination for cause and shall be considered a termination without cause pursuant to Paragraph 11 hereof, if such termination is effected without:
(a) five calendar days' notice to the Employee setting forth the reasons for the Company's intention to terminate for cause; (b) an opportunity for the Employee, together with his counsel, to be heard before the Board of Directors of the Company; and (c) delivery to the Employee of a notice of termination from the Board of Directors of the Company finding that in the good faith opinion of the Board of Directors of the Company there exists cause to terminate the Employee pursuant to this Paragraph 10.

     11.  Termination by the Company Without Cause or by the Employee for
          ---------------------------------------------------------------
Changed Circumstances.  The Company may terminate the employment relationship
---------------------
with the Employee without cause (which shall not include a termination pursuant to Paragraphs 8, 9 or 10) by giving the Employee 15 days prior written notice. The Employee may terminate the employment relationship with the Company for Changed Circumstances by giving the Company 15 days prior written notice. The term "Changed Circumstances" as used in this Paragraph 11 means (a) a reduction in the Employee's base salary and benefits, (b) a material reduction in the scope of the Employee's authority and/or responsibilities, (c) during the first three years following the Closing

Date, a change in the Company's management under which the Employee is no longer the Company's President and Chief Executive Officer, (d) a change in the control of the Company, and/or (e) breach of the Agreement by the Company which the Company fails to cure after 30 days' written notice to the Company. In the event the employment relationship is terminated by the Company without cause or by the Employee for Changed Circumstances during the term hereof, the Company shall pay the Employee all accrued benefits and unreimbursed expenses owed to the Employee that have accrued but have not been paid as of the Termination Date. The Company shall also continue to pay to the Employee all salary and benefits hereunder until the third anniversary of the Closing Date. Such payments shall be made in accordance with the Employee's regular salary schedule. Payment of the severance benefits set forth herein shall be subject to the execution and delivery of a Separation Agreement (including a release of all claims against the Company) the terms of which will reasonably be determined by the parties. The Company's obligations pursuant to this Paragraph 11 shall terminate immediately upon any violation of Paragraph 3 or 4 or the taking of any other action by the Employee that would have the effect of declaring the provisions of Paragraph 3 or 4 not enforceable.

     12.  Assignment.
          ----------

          (a) The rights and benefits of the Employee under this Agreement, other than accrued and unpaid amounts due under Paragraph 2 hereof, are personal to him and shall not be assignable. Discharge of the Employee's undertakings in Paragraphs 3 and 4 hereof shall be an obligation of the Employee's executors, administrators, or other legal representatives or heirs.

          (b) This Agreement may not be assigned by the Company except to an affiliate of the Company; provided, however, that if the Company shall or sell or otherwise transfer substantially all its assets to another corporation or entity, the Company shall assign its rights hereunder to that corporation or entity and cause such corporation or entity to assume the Company's obligations under this Agreement.

     13.  Conflict.  Notwithstanding anything herein contained to the contrary,
          --------
in the event of any conflict between the terms of the Share Exchange Agreement or this Agreement, the terms of the Share Exchange Agreement shall control.

     14.  Attorney's Fees.  In the event that it should become necessary for any
          ---------------
party entitled hereunder to bring suit against any other party to this Agreement for enforcement of the covenants herein contained, the parties hereby covenant and agree that the party who is found to be in violation of said covenants shall also be liable for all reasonable attorney's fees and costs of court incurred by the other parties hereto.

     15.  Benefit.  All the terms and provisions of this Agreement shall be
          -------
binding upon and inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

     16.  Notices.  Any notice, request, instruction or other document to be
          -------
given hereunder by any party or parties hereto to the other parties will be effective upon receipt by the other parties if given in writing, delivered personally, mailed by registered or certified mail, postage paid, sent by commercial overnight delivery service, fees prepaid, or sent by confirmed facsimile transmission to the following addresses or facsimile transmission numbers:

          (a)  If to the Company, addressed to:

               Westower Corporation
               7001 N.E. 40th Avenue
               Vancouver, Washington 98661
               Attn:  Chairman of the Board

               Facsimile Transmission Number: 604-576-4855
               Confirmation Number: 604-576-4755

          (b)  If to the Employee, addressed to:

               Mr. Tom T. Cunningham
               Standby Services, Inc.
               1818 Kersten
               Houston, Texas 77043

               Facsimile Transmission Number: 713-467-8479
               Confirmation Number: 713-467-1362

     Any party hereto may direct in writing that notices or courtesy copies thereof be sent to other or additional addresses by like notice.

     a.   Construction.  Words of any gender used in this Agreement shall be
          ------------
          held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. In addition, the pronouns used in this Agreement shall be understood and construed to apply whether the party referred to is an individual, partnership, joint venture, corporation or an individual or individuals doing business under a firm or trade name, and the masculine, feminine and neuter pronouns shall each include the other and may be used interchangeably with the same meaning.

     17.  Waiver.  No course of dealing on the part of any party hereto or its
          ------
agents, or any failure or delay by any such party with respect to exercising any right, power or privilege of such party under this Agreement or any instrument referred to herein shall operate as a waiver thereof, and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder or thereunder.

     18.  Cumulative Rights.  The rights and remedies of any party under this
          -----------------
Agreement and the instruments executed or to be executed in connection herewith, or any of them, shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

     19.  Invalidity.  In the event any one or more of the provisions contained
          ----------
in this Agreement or in any instrument referred to herein or executed in connection herewith shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement or any such other instrument. If any covenant in this Agreement, or any part thereof, is held to be unenforceable because of its duration or its geographic scope, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such covenant to the longest duration and to the greatest geographical scope which is permitted, and, in said reduced form, such covenant shall then be enforced. The Employee acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the Company, that the consideration therefor is reasonable and sufficient, and that the provisions of this Agreement are an inducement without which the Company would not have entered into this Agreement.

     20.  Headings.  The headings used in this Agreement are for convenience and
          --------
reference only and in no way define, limit, simplify or describe the scope or intent of this Agreement, and in no way effect or constitute a part of this Agreement.

     21.  Multiple Counterparts.  This Agreement may be executed in one or more
          ---------------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     22.  Law Governing.  This Agreement shall be construed and governed by the
          -------------
laws of the State of Texas, and all obligations hereunder shall be deemed performable in Harris County, Texas.

     23.  Entire Agreement.  This instrument, together with all of the other
          ----------------
Authorized Agreements described in the Share Exchange Agreement, contains the entire understanding of the parties and may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.


                                    STANDBY SERVICES, INC.



                                    By /s/ Calvin J. Payne
                                      ------------------------------------------
                                      Calvin J. Payne, Vice President



                                    /s/ Tom T. Cunningham
                                    --------------------------------------------
                                    TOM T. CUNNINGHAM

ACCEPTED AND AGREED AS TO ITS
OBLIGATIONS IN PARAGRAPH 6:

WESTOWER CORPORATION



By /s/ Calvin J. Payne
  -------------------------------------
  Calvin J. Payne
  Chairman of the Board